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                                                                    EXHIBIT 99.1



NETWORK APPLIANCE COMPLETES ACQUISITION OF SPINNAKER NETWORKS
EXPANDED OFFERING ACCELERATES NETWORK APPLIANCE VISION FOR "STORAGE GRID" ARCHITECTURE

SUNNYVALE, CALIF. - FEBRUARY 18, 2004 -- Network Appliance, Inc. (NASDAQ: NTAP), a leading provider of enterprise storage solutions, today announced that it has completed the acquisition of Spinnaker Networks, Inc., a privately held company based in Pittsburgh, Penn. Under the terms of the definitive agreement announced November 4, 2003, Network Appliance acquired Spinnaker Networks for approximately $300 million in an all-stock transaction and will operate Spinnaker Networks as part of its engineering organization.

For Network Appliance, this is primarily a software technology acquisition that reaffirms the NetApp business model and extends the company's leadership in scalability, simplicity, and total cost of ownership for enterprise storage systems. This acquisition also accelerates the delivery of the NetApp(R) "Storage Grid" architecture, enabling customers to leverage even more value from their storage and data infrastructures.

"The synergy between Network Appliance and Spinnaker Networks expands our competitive edge and leadership position in bringing Storage Grid architectures more rapidly to the market," said Dan Warmenhoven, CEO of Network Appliance. "By capitalizing on each company's strengths, we can provide next-generation highly scalable solutions that help enable tighter application integration, provide superior data protection, and manage data resources more efficiently as customers increase their demands on networked storage."

Ron Bianchini, former president, CEO, and cofounder of Spinnaker, will be vice president and general manager of Spin Operating Systems and Gateway Business at Network Appliance and will continue as the leader of the Network Appliance Pittsburgh Technology Center.

ABOUT NETWORK APPLIANCE
Network Appliance is a world leader in unified storage solutions for today's data-intensive enterprise. Since its inception in 1992, Network Appliance has delivered technology, product, and partner firsts that continue to drive "The evolution of storage.(TM)" Information about Network Appliance(TM) solutions and services is available at www.netapp.com.

"SAFE HARBOR" STATEMENT UNDER U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statement regarding the synergy of the acquisition providing advantages to bringing Storage Grid architectures more rapidly to market is a forward-looking statement within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement regarding future events or the future financial performance of Network Appliance Inc. that involves risks or uncertainties. In evaluating this statements, readers should specifically consider various factors that could cause actual events or results to differ materially from those indicated, including without limitation: ability to integrate technologies into unified product architectures, customer acceptance of those product architectures, increased competition, and other important factors as described in Network Appliance, Inc. reports and documents filed from time to time with the Securities and Exchange Commission, including its mostly recently submitted 10-K and 10-Q.

CONTACTS:
Eric Brown                           Marla Dierkes
Network Appliance, Inc.              Network Appliance, Inc.
Press Contact                        Press Contact
(408) 822-3463                       (408) 822-3580
ebrown@netapp.com                    marla@netapp.com

Tara Calhoun
Network Appliance, Inc.
Investor Contact
(408) 822-6909
tara@netapp.com